EXHIBIT 4.2

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE

dated as of July 27, 2016

among

AK STEEL CORPORATION,

MOUNTAIN STATE CARBON, LLC,

U.S. BANK NATIONAL ASSOCIATION,
as Trustee
and
U.S. BANK NATIONAL ASSOCIATION,
as Collateral Agent

________________________

7.50%
Senior Secured Notes due 2023

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of July 27, 2016, among AK Steel Corporation, a Delaware corporation (the “Company”), Mountain State Carbon, LLC, a Delaware limited liability company (the “Undersigned”), U.S. Bank National Association, as trustee (the “Trustee”) and U.S. Bank National Association, as collateral agent (the “Collateral Agent”).

RECITALS

WHEREAS, the Company, the Guarantors party thereto, the Trustee and the Collateral Agent entered into the Indenture, dated as of June 20, 2016 (the “Indenture”), relating to the Company’s 7.50% Senior Secured Notes due 2023 (the “Notes”);
WHEREAS, the Indenture provides that under certain circumstances a Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Subsidiary shall unconditionally Guarantee all of the Company’s obligations under the Notes and the Indenture on the terms and conditions set forth herein; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

AGREEMENT
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:
Section 1. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.
Section 2. The Undersigned, by its execution of this Supplemental Indenture, agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including, but not limited to, Article 10 thereof.
Section 3. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law.
Section 4. Neither the Company nor the Undersigned shall be required to make a notation on the Note to reflect the Note Guarantee or any release, termination or discharge thereof.
Section 5. This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.
Section 6. This Supplemental Indenture is an amendment supplemental to the Indenture, and the Indenture and this Supplemental Indenture will henceforth be read together.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

AK STEEL CORPORATION as the Company
By:	/s/ Jaime Vasquez
Name:	Jaime Vasquez
Title:	Vice President, Finance and Chief Financial Officer

MOUNTAIN STATE CARBON, LLC, as Guaranteeing Subsidiary
By:	/s/ Joseph C. Alter
Name:	Joseph C. Alter
Title:	Assistant Secretary

U.S. BANK NATIONAL ASSOCIATION as the Trustee
By:	/s/ William E. Sicking
Name:	William E. Sicking
Title:	Vice President and Trust Officer

U.S. BANK NATIONAL ASSOCIATION as the Collateral Agent
By:	/s/ William E. Sicking
Name:	William E. Sicking
Title:	Vice President and Trust Officer

[Signature Page to Supplemental Indenture]